PROSPECTUS ADDENDUM Dated February 27, 2025 Filed Pursuant to Rule 424(b)(5) Registration Statement No. 333-283969

PROSPECTUS ADDENDUM

The Toronto-Dominion Bank
Senior Debt Securities

This prospectus addendum supplements the preliminary pricing supplement and free writing prospectus (together, the “Preliminary Offering Documents”) with respect to senior debt securities (the “securities”), Series E, offered by The Toronto-Dominion Bank (“TD”) that refer to the base prospectus dated March 4, 2022 and a product supplement dated as of a date prior to the date of this prospectus addendum (the “Former Base Documents”). The securities were initially registered with the Securities and Exchange Commission under the Registration Statement (No. 333-262557) of TD (the “Former Registration Statement”).
TD has effected a new Registration Statement on February 26, 2025 (the “New Registration Statement”), filed a new base prospectus dated February 26, 2025 and a product supplement dated on or about such date (together, the “New Base Documents”) corresponding to the Former Base Documents. As a result, prior references to the Former Registration Statement and Former Base Documents in Preliminary Offering Documents for securities that price for sale on or after the date hereof instead refer to the New Registration Statement and the New Base Documents. You should read the Preliminary Offering Documents together with the New Base Documents, which may be accessed via the following links:
Prospectus:
http://www.sec.gov/Archives/edgar/data/947263/000119312525036639/d931193d424b5.htm
Product Supplement MLN-WF-1:
http://www.sec.gov/Archives/edgar/data/947263/000114036125006130/ef20044457_424b3.htm
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that the information in this prospectus addendum or the other offering documents is truthful or complete. Any representation to the contrary is a criminal offense.
The securities are not insured by the Canada Deposit Insurance Corporation pursuant to the Canada Deposit Insurance Corporation Act, or the U.S. Federal Deposit Insurance Corporation or any other governmental agency of Canada, the United States or any other jurisdiction.
The Toronto-Dominion Bank
Prospectus Addendum dated February 27, 2025